Consent of Independent Registered Public Accounting Firm

BCB Bancorp, Inc.

Bayonne, New Jersey

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of BCB Bancorp, Inc. of the ParenteBeard LLC (“ParenteBeard”)  reports dated March 17, 2014, relating to the Company’s consolidated financial statements and effectiveness of the Company’s internal control over financial reporting, which appear in BCB Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013. ParenteBeard LLC merged into Baker Tilly Virchow Krause, LLP (“Baker Tilly”) on October 1, 2014. As such, Baker Tilly is a successor in interest to ParenteBeard.

We also consent to the reference to us under the caption “Experts” in the Prospectus, which is a part of the Registration Statement.

/s/Baker Tilly Virchow Krause, LLP

Clark, New Jersey

October 16, 2014